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                                                                EXHIBIT 2(c)

                        NON-NEGOTIABLE PROMISSORY NOTE


$_______________                                         New York, New York
Note A/[Interim/Final]Two Year Note                      [Closing Date]


     [the fraction 10/28 times (Net Asset Value less $2 million)]

     FOR VALUE RECEIVED, the undersigned, Williams Interactive Inc., a Delaware corporation, its successors and assigns ("Payor" or "Buyer" ) promises to pay to Warner Communications Inc. ("WCI" or "Seller"), its successors and assigns ("Payee"), at 75 Rockefeller Plaza, New York, New York 10019, or at such other place as the holder of this Note shall specify, at the end of the Term as set forth in paragraph 3 hereof, in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts, the principal sum of [___] Million Dollars ($___) [equal to the fraction of 10/28 times (Net Asset Value less $2 million)], and to pay, in like manner and at the place of payment of the principal sum, interest accrued on such principal sum (calculated on the basis of a 365 day year) at the rate set forth in paragraph 2 below. Any capitalized terms not defined herein shall have the meanings set forth in that certain stock purchase agreement dated February 23, 1996 between Seller and Buyer (the "Stock Purchase Agreement").

     1. The Note. This Note is the [Interim/Final] Two Year Note ("Note A"), referred to in the Stock Purchase Agreement, and is subject to the terms and conditions of the Stock Purchase
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Agreement, including without limitation adjustment and set-off as provided therein.

     2. Interest Rate. Interest shall accrue on the outstanding principal during the Term (as defined below) of this Note A at a rate equal to the lesser of (i) minimum long-term applicable federal rate, as defined in Section 7872 of the Internal Revenue Code of 1986 (as amended) and the Revenue Rulings relating thereto, in effect from time to time during the Term hereof, as published from time to time in the CCH Standard Federal Tax Reporter, or (ii) six percent (6%), which interest shall be compounded quarterly on March 31, June 30, September 30 and December 31 of each year during the Term.

     3. Term. Subject to the terms and provisions contained herein, Payor shall pay in full the entire outstanding balance of principal and accrued interest hereunder, and all other amounts which shall or may become payable under this Note A, no later than March __, 1998 [two years from the Closing Date] (the period between the date hereof and the earlier of (i) the date of full payment of the entire principal and all accrued interest hereunder or (ii) March __, 1998 [two years from the Closing Date] shall be the "Term" hereof).

     4. Security Agreement. This Note A, including the Interim Two Year Note and the Final Two Year Note under the Stock Purchase Agreement, shall be secured by that certain Security Agreement between Payor and Seller of even date herewith relating to this Note A (the "Security Agreement"). The Security

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Agreement shall create a first priority security interest in the Shares of the
Company.

     5. No Recourse. Notwithstanding any provision of this Note A to the contrary, upon an Event of Default under this Note A during the Term hereof, or upon the expiration of the Term hereof, Payee's sole remedy and recourse for payment of any and all amounts owed or to be paid hereunder shall be those rights granted to Payee under the Security Agreement. No recourse shall be had against Payor or against any incorporator, shareholder, officer, director or employee of Payor with respect to any of the obligations hereunder save for those rights granted under the Security Agreement.

     6. Prepayment. At the option of Payor, this Note may be prepaid in whole at any time or in part from time to time without penalty or premium.

     7. Events of Default. If any of the following conditions, events or acts (each herein referred to as an "Event of Default") occurs for any reason whatever, and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any governmental body or otherwise:

         (a) Any representation or warranty made by Payor herein, in the Security Agreement or in the Stock

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          Purchase Agreement shall prove to have been false or misleading in any material respect;

               (b) Any default or failure to pay by Payor or the Company shall occur, and remain uncured for ten (10) days following notice of such default or failure to pay to Payor or the Company as the case may be, in the payment of principal or any interest on this Note A or in connection with the Interim or Final Four Year Note ("Note B") as and when the same shall become due and payable (or, in the case of additional amounts determined to be owed under Note B pursuant to the Note B Security Agreement (as defined in paragraph 10(f) hereof) as a result of any Audit Report (as defined under the Note B Security Agreement), promptly after the Audit Report becomes binding and conclusive), whether at the due date, by acceleration or otherwise;

               (c) Any default shall occur and be continuing for a period of thirty (30) days after notice thereof to Payor in the due observance or performance of any covenant, agreement or condition of Payor contained herein;

               (d) If Payor shall create or establish, or permit or suffer the creation or establishment, of a security interest in the Collateral under the Security Agreement, or the Company creates or establishes, or

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          permits or suffers the creation or establishment, of a security interest in the Collateral under the Note B Security Agreement;

               (e) If Payor or the Company shall suspend or discontinue its business for a period in excess of 60 days or without intention of recommencing; shall make an assignment for the benefit of its creditors or a composition with creditors; shall be unable, or admit in writing its inability, to pay its debts as they mature; shall file a petition in bankruptcy, shall become insolvent (however such insolvency may be evidenced); shall be adjudicated bankrupt; shall petition or apply to any tribunal for the appointment of any receiver, liquidator, trustee or custodian of or for it or any substantial part of its properties or other assets or shall commence any proceeding relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there shall be commenced against Payor or the Company any such proceeding which shall remain undismissed for a period of sixty (60) days or more, or an order, judgment or decree approving the petition in any such proceeding shall be entered against Payor or the

                                      -5-
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Company; or Payor or the Company shall by any act or failure to act indicate its consent to, approval of or acquiescence in, any such proceeding or in the appointment of any receiver, liquidator, trustee or custodian of or for it or any substantial part of its properties or other assets, or shall suffer any such appointment to continue undischarged or unstayed for a period of 90 days or more; or Payor or the Company shall take any action for the purpose of effecting any of the foregoing (collectively, a "Bankruptcy Event");

     (f) The Company or any Subsidiary shall have transferred, conveyed or paid by dividend or otherwise, to Buyer or any Affiliate of Buyer, any of the right, title or interest of the Company and/or the Subsidiaries in and to any or all tangible or intangible assets and property owned, held or maintained by the Company and/or the Subsidiaries on the date of the execution of this Note A or hereafter acquired by the Company or the Subsidiaries, including without limitation all proceeds of any sale or disposition thereof in whatever form (collectively, the "Assets") during the Term hereof, except that it shall not be an Event of Default if there shall be no other Event of Default outstanding hereunder and the Company or the Subsidiaries (A) pays (i) to Buyer or Affiliates

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of Buyer amounts owed by the Company or the Subsidiaries to Buyer or Affiliates
of Buyer by reason of any Indebtedness of the Company or the Subsidiaries to Buyer or Affiliates of Buyer, provided that such Indebtedness arises out of a transaction in good faith in which the Company or the Subsidiaries receives the benefits of the principal amount of the money or extension of credit constituting the Indebtedness, and further provided that the rate of interest is no more favorable to Buyer or Affiliates of Buyer than the terms of this Note A ("Affiliate Indebtedness"); (ii) to Buyer or Affiliates of Buyer amounts owed by the Company or the Subsidiaries to Buyer or Affiliates of Buyer by reason of the sale of goods or the providing of services or rights to the Company or the Subsidiaries by Affiliates of Buyer, provided that the amount, price or rate charged by Affiliates of Buyer for such goods, services and rights, and the other terms and conditions of such arrangements, shall be no more favorable to such Affiliates of Buyer than such as would be the result of arm's-length transactions negotiated and concluded in good faith between independent and unaffiliated persons, and further provided that such obligations arise only in the ordinary course of business of the Company or the

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Subsidiaries for goods, services and rights reasonably necessary to the conduct of its business ("Affiliate Obligations"); (iii) to Buyer or Affiliates of Buyer amounts necessary to pay income taxes on or relating to the Business or operations of the Company and the Subsidiaries as they become due, provided that the amounts of taxes so paid be computed in good faith and as if Company and the Subsidiaries were not affiliated with Buyer or Affiliates of Buyer ("Company Taxes"); or (iv) to Buyer solely for the purpose of paying amounts due under Note A, provided that Buyer acknowledges in writing that it shall use such funds solely to pay amounts due under Note A; or (B) licenses, agreements or transfers to Buyer or Affiliates of Buyer relating to Assets in connection with the commercial exploitation of any products, services or intellectual property of the Company or any Subsidiary, provided however that such license or transfer is the result of transactions negotiated and concluded in good faith and at arm's length and in the best interests of the Company and the Subsidiaries ("Affiliate Licenses or Transfers");

     (g) If the Company or the Subsidiaries shall sell, transfer, convey or otherwise dispose of all or substantially all of the Assets, or if Payor's

                                      -8-

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shareholder(s) or Payor sells all or substantially all of the capital stock of
Payor, the Company or the Subsidiaries, except that it shall not be an Event of Default (A) if Payor transfers or assigns any or all of the Shares of the Company to one or more Affiliates of Payor, provided that Payor gives reasonable prior notice of the proposed transfer or assignment identifying the proposed transferee or assignee, such proposed transferee or assignee confirms in writing to Seller that it takes any such interest in the Shares subject to Seller's rights in the Shares under this Note A and the Security Agreement, and Seller consents thereto, which consent shall not be unreasonably withheld unless Seller is not reasonably satisfied that such transfer or assignment will not materially impair Seller's rights in the Shares hereunder or under the Security Agreement; or (B) if Payor, the Company and/or the Subsidiaries (i) sell, transfer or assign all or substantially all of the capital stock or assets of K.K. Time Warner Interactive and/or Atari Games Ireland Limited, and (ii) do not sell, transfer or assign all or substantially all of the capital stock or assets of the Company and/or the Subsidiaries remaining after the sale, transfer or assignment of K.K. Time Warner Interactive and/or Atari Games Ireland Limited;

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           (h) If the Company or the Subsidiaries issues any additional Shares of capital stock of the Company or the Subsidiaries, or any options, warrants, convertible securities or other rights to acquire Shares of capital stock of the Company or the Subsidiaries;

           (i) If Buyer or any Affiliate of Buyer releases or sells any product, game or merchandise developed in whole or in substantial part by any persons who were employees of the Company or the Subsidiaries as of the Closing Date, unless the entire net proceeds of such releases or sales are paid or contributed to the Company;

Then, in any such event and at any time thereafter while such Event of Default is continuing, the holder of this Note may, by written notice to Payor, declare the principal of and accrued interest on this Note to be due and payable, both as to principal and interest, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, notwithstanding anything contained herein to the contrary.

     8. Suits for Enforcement and Remedies. If any one or more Events of Default shall occur and be continuing, the holder of this Note may proceed to protect and enforce such holder's rights either by suit in equity or by action at a law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in aid of the exercise of

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any power granted in this Note, or proceed to enforce the payment of such Note or to enforce any other legal or equitable right of the holder of this Note. Notwithstanding the foregoing, Payor may satisfy its obligations under this Note A and the Security Agreement at the end of the Term hereof or upon an Event of Default by (a) paying to Seller all amounts of principal, accrued interest and any other amounts owed or payable hereunder, or (b) by relinquishing to Seller all Payor's right, title and interest in and to the Shares. In the event that Payor elects to relinquish all right, title and interest in and to the Shares, Payor hereby irrevocably waives any interest it may now or hereafter have in any excess of the claimed or asserted value of the Shares over the amounts owed at such time under this Note A and/or the Security Agreement.

     9.  Fees; Waivers, Etc.
         ------------------
     (a) If the holder of this Note shall institute any action to enforce the collection of principal of and/or interest on this Note, and shall prevail in such action, there shall be immediately due and payable from Payor, in addition to the then unpaid sum of this Note, all reasonable costs and expenses incurred by Payee in connection therewith, including reasonable attorneys' fees and disbursements.

     (b) No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver, nor as an acquiescence in any default, nor

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shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

     (c) This Note may not be modified or discharged orally, but only in writing duly executed by the Payor and the holder hereof.

     (d) Payor hereby waives presentment, demand, notice of dishonor, protest and notice of protest.

     10.  Miscellaneous.
          -------------

     (a) NOTICES. Except to the extent otherwise expressly provided herein, all notices, requests, and demands provided for or permitted hereunder to be effective shall be in writing (including facsimile communications) and shall be personally delivered (including delivery by express mail or courier), sent by mail (certified or registered, return receipt requested), or facsimile transmission and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three business days after being deposited in the mail, postage prepaid, or, in the case of facsimile transmission, when sent (provided that, in the case of a facsimile transmission, the means employed to send the transmission has indicated that the transmission was completed), and shall be sent as follows:

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

          If to Payor:   c/o WMS Industries Inc.
                         3401 North California Avenue
                         Chicago, IL  60618
                         Telecopier:  (312) 961-1099
                         Attention:  President

          Copy to:       Shack & Siegel, P.C.
                         530 Fifth Avenue
                         New York, NY  10036
                         Telecopier:  (212) 730-1964
                         Attention:  Jeffrey N. Siegel, Esq.

          If to Payee:   Warner Communications Inc.
                         75 Rockefeller Plaza
                         New York, NY  10019
                         Telecopier:  (212) 333-3987
                         Attention:  General Counsel

          Copy to:       Gold, Farrell & Marks
                         41 Madison Avenue
                         New York, NY  10010
                         Telecopier:  (212) 481-1722
                         Attention:  Charles R. Dickey, Esq.

or to such other address as may be designated in the manner provided in this subparagraph 10(a).

     (b) If any payment hereunder falls due on a Saturday, Sunday or a public holiday in New York City, such payment shall be payable on the next succeeding business day.

     (c) The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

     (d) This Note and the obligations of Payor and the rights of any holder hereof shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State.

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     (e) As used herein, "Indebtedness" shall mean any liability for borrowed money, or any other obligation incurred, created, assumed or guaranteed and evidenced by a note, bond, debenture or similar instrument.

     (f) As used herein, "Note B Security Agreement" shall mean that certain security agreement between the Company and Seller of even date herewith and relating to Note B.

                              WILLIAMS INTERACTIVE INC.




                              By:
                                 ---------------------------
                              Name:
                              Title:



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

STATE OF NEW YORK   )
                    )  ss.:
COUNTY OF NEW YORK  )

     On March __, 1996 before me the undersigned authority personally came [______], to me known who, by me duly sworn, did depose and say that s/he has a place of business at 3401 North California Avenue, Chicago, IL, that s/he is the [president] of WILLIAMS INTERACTIVE INC., the corporation described in and which executed the foregoing Promissory Note, and that he executed the Promissory Note on behalf of the corporation pursuant to proper authority of the corporation.


                              ------------------------------
                              Notary Public

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